________________________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 4, 2004

A. M. Castle & Co.
(Exact name of registrant as specified in its chapter)

        ____Maryland_________    _______1-5415_______    ______36-0879160______
        (State of jurisdiction        (Commission           (IRS Employer
        of incorporation)          File Number)           Identification No.)

        3400 North Wolf Road, Franklin Park, IL   _______60131__________
        (Address of principal executive offices)       (Zip Code)

        Registrant’s telephone number, including area code _____847/455-7111

________________________________________________________
(Former name or former address, if changed since last report)

________________________________________________________________

Item 12. Results of Operations and Financial Condition

On Tuesday May 4, 2004 the Company disseminated a press release, Attached as Exhibit A, announcing the Company’s operational results for the First Quarter ending March 31, 2004

As part of the press release there is a discussion of non-GAAP financial term EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). That term is also shown on the Comparative Statements of Operations. It is below the disclosure of the GAAP figures for Operating income, Net income and Diluted earnings per share. The Company believes, however, that EBITDA is an important term and concept because of its use by the professional investment community, including the Company’s primary lenders. The Company believes the use of this Term is necessary to provide a proper understanding of the changes in the Company’s earnings.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            A. M. Castle & Co.

               /s/ Lawrence A. Boik
                                 Lawrence A. Boik
                    Vice President. Controller/Treasurer

Date: 5/04/04

3400 North Wolf Road
Franklin Park, Illinois 60131
(847) 455-7111
(847) 455-6930 (Fax)

A. M. CASTLE & CO.

For Further Information:

----------AT THE COMPANY-----------	---------------AT FINANCIAL RELATIONS BOARD-----------
Edward Culliton	Analyst Contacts:	General Information:
VP, Finance & Chief Financial Officer	Peter Seltzberg	George Zagoudis (312) 640-6663
(847) 349-2508	(212) 445-8457
Email: eculliton@amcastle.com	Email:gzagoudis@financialrelationsboard.com
Email: pseltzberg@financialrelationsboard.com

Traded: AMEX, CSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
TUESDAY, MAY 4, 2004

A. M. Castle & Co. Announces First Quarter 2004 Results

Franklin Park, Illinois, May 4, 2004 — A.M. Castle & Co. (Amex: CAS), a North American distributor of highly engineered metals and plastics, announced today net income applicable to common stock of $2.1 million, or 13 cents per share, for the first quarter of 2004. This compares with a loss of $1.6 million, or 10 cents per share, for the comparable period last year. In making the announcement, G. Thomas McKane, Chairman and CEO, noted that actual results were at the high end of the range indicated by the Company in its April 6, 2004 update on the outlook for the quarter.

    McKane noted that results for the quarter reflect substantially improved market dynamics in both the metals and plastics segments of the Company’s business. “Continuing the recovery we began to see in November,” said McKane, “shipments in the metals segment, as measured by tons sold, grew 17% on a year-over-year basis. Higher price levels, fueled by worldwide increases in demand for steel scrap, nickel and coke, contributed to a 9% increase in revenue per ton that was offset by a 3% decline due to changes in sales mix towards the Company’s lower priced carbon and carbon alloy product lines. These factors

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combined to produce a 23% increase in sales within the metals segment. In plastics, sales rose 30% with little or no change in material price levels.”

    For the first quarter of 2004, the Company reported sales of $175.6 million, up $34.0 million, or 24%, from year-ago levels. Net income applicable to common stock totalled $2.1 million, or 13 cents per share (fully diluted), compared with a loss of $1.6 million, or 10 cents per share, in the first quarter of 2003. Commenting on these results, McKane pointed out that earnings before interest, taxes, depreciation and amortization (EBITDA) totalled $8.7 million in the first three months of 2004 versus $2.8 million in the same period a year ago. “This clearly indicates,” he said, “the positive operating leverage that has been created over the last three years by our efforts to reduce our structural cost base, improve productivity and close or sell off non-performing and non-strategic business units. In aggregate, we generated an additional $6.0 million of EBITDA on a $34.0 million increase in revenues, or a 17.5% return on incremental sales. It is significant to note,” he added, “that since the Company is on LIFO there are no inventory inflation profits included in our reported results.”

    In discussing the near-term outlook for the Company, McKane stated that the economic recovery experienced in the first quarter, although broad based across most durable goods manufacturing industries and almost all geographic sectors, does not reflect any significant improvements in either oil and gas or aerospace which are important markets to Castle. “We believe,” he said, “that both of these markets will begin to show some recovery as the year unfolds and that the improvements seen during the first quarter in the rest of the Company’s markets will be sustained into the second quarter of the year. In this environment,” he continued, “material shortages are becoming an increasing reality. As an important customer to our suppliers, we believe we are competitively well positioned to deal with these issues until such time as supply and demand come into better balance.”

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In closing, Mr. McKane invited interested parties to listen to its conference call scheduled for 11:00 a.m. (EST) today, Tuesday, May 4, 2004. Connection is available at www.amcastle.com and will be available for 14 days following the call.

Founded in 1890, A. M. Castle & Co. provides highly engineered materials and value added services to a wide range of companies within the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a wide spectrum of industries. Within its core metals business, it specializes in the distribution of carbon, alloy and stainless steels; nickel alloy; aluminum; copper and brass. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 60 locations throughout North America. Its common stock is traded on the American and Chicago Stock Exchange under the ticker symbol "CAS".

This release contains a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization, and interest expense (including discount on accounts receivable sold), less interest income. EBITDA is presented as a supplemental disclosure to provide the reader with additional information in analyzing the Company’s operating results. A reconciliation of EBITDA to net income is provided per SEC requirements.

This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.

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COMPARATIVE STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)	For The Three Months Ended
Unaudited	March 31,
	2004	2003

Net sales	$175,634	$141,646
Cost of material sold	(124,481)	(98,444)

Gross material margin	51,153	43,202

Plant and delivery expense	(23,599)	(22,350)
Sales, general, and administrative expense	(19,454)	(18,036)
Depreciation and amortization expense	(2,247)	(2,304)

Total other operating expense	(45,300)	(42,690)

Operating income	5,853	512

Equity earnings (loss) of joint ventures	632	(37)
Interest expense, net	(2,314)	(2,443)
Discount on sale of accounts receivable	(283)	(329)

Income/(loss) before income taxes	3,888	(2,297)

Income taxes
Federal	(1,232)	763
State	(354)	127

	(1,586)	890
Net income (loss) from operations	2,302	(1,407)

Preferred dividends	(240)	(238)

Net income (loss) applicable to common stock	$2,062	$(1,645)

Basic earnings (loss) per share	$0.13	$(0.10)
Diluted earnings (loss) per share	$0.13	$(0.10)

EBITDA(1)	$8,732	$2,779

(1) Earnings before interest, discount on sale of accounts receivable, taxes, depreciation and amortization

Reconciliation of EBITDA to net income:	For The Three Months Ended
	March 31,

	2004	2003

Net income (loss) from operations	$2,302	$(1,407)
Depreciation and amortization	2,247	2,304
Interest, net	2,314	2,443
Discount on accounts receivable sold	283	329
Provision (benefit) from income taxes	1,586	(890)

EBITDA	$8,732	$2,779

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COMPARATIVE BALANCE SHEETS
(Amounts in thousands except per share data)
(Unaudited)	Mar. 31,	Dec. 31,	Mar. 31,
	2004	2003	2003

ASSETS

Current assets
Cash and equivalents	$4,434	$2,455	$1,306
Accounts receivable, net	77,348	54,232	42,714
Inventories (principally on last-in first-out basis)	104,040	117,270	128,092
Income tax receivable	652	660	12,929
Assets held for sale	1,117	1,067	-
Advances to joint ventures and other current assets	6,599	7,184	7,492

Total current assets	194,190	182,868	192,533

Investment in joint ventures	5,060	5,492	7,404
Goodwill	31,935	31,643	31,978
Pension assets	42,122	42,075	40,719
Advances to joint ventures and other assets	8,265	8,688	6,534
Property, plant and equipment, at cost
Land	4,767	4,767	6,027
Building	46,975	45,346	53,440
Machinery and equipment	119,253	118,447	126,311

	170,995	168,560	185,778
Less - accumulated depreciation	(103,079)	(100,386)	(105,534)

	67,916	68,174	80,244

Total assets	$349,488	$338,940	$359,412

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities
Accounts payable	$77,056	$67,601	$68,256
Accrued liabilities and deferred gains	18,665	19,145	16,834
Current and deferred income taxes	4,656	4,852	4,386
Current portion of long-term debt	8,308	8,248	9,622

Total current liabilities	108,685	99,846	99,098

Long-term debt, less current portion	98,409	100,034	103,814
Deferred income taxes	15,670	13,963	23,011
Deferred gain on sale of assets	7,095	7,304	-
Minority interest	1,261	1,456	1,376
Post retirement benefits obligations	2,765	2,683	2,222
Stockholders' equity
Preferred stock	11,239	11,239	11,239
Common stock	159	159	158
Additional paid in capital	35,009	35,009	35,017
Earnings reinvested in the business	68,542	66,480	83,851
Accumulated other comprehensive income (loss)	928	1,042	(35)
Other - deferred compensation	(29)	(30)	(109)
Treasury stock, at cost	(245)	(245)	(230)

Total stockholders' equity	115,603	113,654	129,891

Total liabilities and stockholders' equity	$349,488	$338,940	$359,412

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CONDENSED STATEMENTS OF CASH FLOWS
(Dollars in thousands)	For The Three Months Ended
(Unaudited)	March 31,
	2004	2003

Cash flows from operating activities:
Net income/(loss)	$2,302	$(1,407)
Depreciation and amortization	2,247	2,304
Amortization of deferred gain	(209)	-
Equity (earnings) loss from joint ventures	(632)	37
Deferred taxes and income tax receivable	1,666	(1,361)
Non-cash pension income and post-retirement benefits	105	(240)
Other	93	12

Cash from operating activities before working capital changes	5,572	(655)
Net change in accounts receivable sold	5,000	4,300
Other increases in working capital	(3,613)	(2,922)

Net cash from operating activities	6,959	723

Cash flows from investing activities:
Investments and acquisitions	(1,744)	-
Advances to joint ventures	-	(114)
Capital expenditures	(1,430)	(736)

Net cash from investing activities	(3,174)	(850)

Cash flows from financing activities
Long-term borrowings, net	(1,479)	697
Preferred dividends paid	(240)	(238)
Other	17	-

Net cash from financing activities	(1,702)	459

Effect of exchange rate changes on cash	(104)	56

Net increase in cash	1,979	388

Cash - beginning of year	2,455	918

Cash - end of period	$4,434	$1,306

Supplemental cash disclosure - cash (paid) received during the period:
Interest	$(2,319)	$(2,227)

Income taxes	$20	$(197)